                        Aquila Gas Pipeline Corporation


                              File Number 1-12426


                                 Exhibit 10.26




      Agency Agreement Relating to Certain Marketing and Trading Services between Aquila Energy Marketing Corporation and Aquila Gas Pipeline
                               Corporation, et al

                      AGENCY AGREEMENT RELATING TO CERTAIN
                         MARKETING AND TRADING SERVICES

                BETWEEN AQUILA ENERGY MARKETING CORPORATION AND
                     AQUILA GAS PIPELINE CORPORATION, ET AL

This Agreement is entered into as of January 1, 1999, between Aquila Energy Marketing Corporation, a Delaware corporation (AEM), and Aquila Gas Pipeline Corporation, a Delaware corporation (AQP), and its wholly owned subsidiaries, including but not limited to Aquila Southwest Pipeline Corporation, Aquila Southwest Marketing, L. P., and Tristar Gas Company, L. P. (AQP and its subsidiaries shall be referred to collectively as Aquila Southwest).


The parties agree as follows:

1. From and after the date of this Agreement, AEM will have the exclusive right and obligation to market, sell and trade all natural gas owned, controlled or purchased by Aquila Southwest, and Aquila Southwest hereby appoints AEM as its exclusive agent for such purposes. Aquila Southwest shall compensate AEM for the direct and indirect costs, including employee incentive amounts, incurred by AEM related to this service. Such costs shall be charged pursuant to the Agreement Relating to Services and Other Matters entered into between Aquila Energy Corporation and Aquila Gas Pipeline Corporation as of August 1, 1993.

2. It is understood that, for purposes of tracking the services provided to Aquila Southwest hereunder, AEM will establish a portfolio of business that will be identified internally to AEM as "AEM Texas." AEM Texas will replicate the scope of trading and marketing activities currently done by Aquila Southwest. It is the intent of the parties that all AEM Texas trading and marketing activities will be performed by an AEM staff that is physically located in office space provided by AQP.

3. As part of the effectuation of this Agreement, personnel currently employed in the marketing, sales and trading functions within Aquila Southwest may be offered employment with AEM. AEM may but is not obligated to hire these employees. This Agreement shall not create any third party beneficiary rights by any past, current or future employees of Aquila Southwest.

4. As agent for Aquila Southwest, AEM shall sell all of Aquila Southwest's natural gas according to an existing agreement between Aquila Southwest Marketing, L. P., and Aquila Southwest Pipeline Corporation, dated March 1, 1985, as amended (Transfer Agreement). Aquila Southwest agrees the Transfer Agreement shall not be modified during the term of this Agreement without the consent of AEM.

5. If necessary in order to effectuate this Agreement, all of Aquila Southwest's inter- and intrastate transportation, storage and related agreements shall be assigned to AEM, or AEM shall be designated as agent to act for Aquila Southwest. Revenues and costs related to the use of these agreements shall be part of AEM Texas.

6. Aquila Southwest shall be provided speculative trading limits measured by Value at Risk in accordance to AEM's trading policy. Aquila Southwest shall be given access to RiskWorks reports that are limited to the positions and profit and loss of the AEM Texas portfolio. AEM will meet on an as needed basis with senior management of AQP to discuss issues relative to the performance and strategic direction of AEM's marketing and trading efforts as they relate to this Agreement.

7. Aquila Southwest and AEM shall each have full rights to audit the books and records of AEM Texas in order to verify the Weighted Average System Price (WASP) and Gross Margin to meet Aquila Southwest's obligations under its gas purchase contracts and to insure compliance with Paragraphs 1 and 2 of this Agreement. In addition, Aquila Southwest shall have the right upon written request to have AEM furnish all documents relative to the WASP as necessary to satisfy Aquila Southwest's supplier audit needs.

8.   This Agreement shall continue for a period of two (2) years (Initial
     Term), and shall continue thereafter on a year-to-year basis (Extended
     Term). Either party may terminate this Agreement by giving the other six
     (6) months' notice prior to the end of the Initial Term or any Extended Term. If Aquila Energy Corporation or any of its affiliates should cease to own at least fifty (50) percent of the outstanding shares of AQP, either party shall have the right to terminate this Agreement on sixty
     (60) days' notice, effective on or after the date when such ownership falls below fifty (50) percent. Upon receipt of such notice of cancellation, the parties shall meet and determine an appropriate transition plan to return responsibility for sales and transaction management back to Aquila Southwest. Upon termination, all rights and obligations contained within AEM Texas shall be assumed by Aquila Southwest.

9. Any notices required under this Agreement shall be in writing and shall be valid when postmarked or sent via facsimile as follows:

To AEM:
[Monthly volume/pricing communications]
Aquila Energy Marketing Corporation
Attention:  Buck Guinn
100 N. E. Loop 410, Suite 1000
San Antonio, TX 78216
Facsimile No. 210-476-1290

[Other notices]
Aquila Energy Marketing Corporation
Attention:  Contracts Department
2533 N. 117 Avenue
Omaha, NE  68164
Facsimile No. 402-498-4543

To Aquila Southwest:
Aquila Gas Pipeline Corporation
Attention:  Joe Becraft
100 N. E. Loop 410, Suite 1000
San Antonio, TX 78216
Facsimile No. 210-375-0322

Signed as of the date first written above.

Aquila Energy Marketing Corporation       Aquila Gas Pipeline Corporation,
                                          Aquila Southwest Pipeline Corporation,
                                          Aquila Southwest Marketing, L. P., and
                                          Tristar Gas Company, L. P.

By: /s/ Ed K. Mills                       By: /s/ Joe Becraft
    -------------------------                 ------------------------
Name: Ed K. Mills                         Name: Joe Becraft
Title: President & COO                    Title: President